Exhibit 10.48
August 1, 2007
Devron R. Averett, Ph.D.
c/o Anadys Pharmaceuticals, Inc.
3115 Merryfield Row,
San Diego, CA 92121
Re: Severance Agreement and General Release
Dear Devron:
As we have discussed, in connection with the Anadys Pharmaceuticals, Inc. (the “Company”) restructuring and reduction in force, your employment with the Company will terminate effective August 17, 2007 (the “Separation Date”). This letter will set forth our proposed agreement concerning your separation from the Company, severance benefits from the Company and your release of the Company from any obligations or claims after the Separation Date.
     1. You currently hold the position of Chief Scientific Officer. As of the Separation Date, your responsibilities as Chief Scientific Officer will cease, and all payments and benefits from the Company will cease, except as provided in this letter agreement (this “Agreement”).
     2. On your Separation Date, the Company shall provide you with a final paycheck through the Separation Date which will include accrued and unused vacation pay, less all applicable federal, state and local income, social security and other payroll taxes consistent with the Company’s regular employment practices.
          (a) Pursuant to the August 1, 2007 Amended Severance Agreement between you and the Company, and contingent upon satisfaction of the conditions described in the Amended Severance Agreement, you are eligible for Separation Benefits as defined under the Amended Severance Agreement in exchange for your release of the Company from all claims which you may have against the Company as of the Separation Date. A copy of the Amended Severance Agreement is attached to this Agreement as Exhibit A, and is incorporated by reference herein.
     3. Within 14 days of the Separation Date you will be provided with election forms for medical insurance continuation as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
     4. On the Separation Date, you will deliver to a Company representative, at a location to be determined, all Company property which you have in your possession, including all equipment

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and accessories, office equipment, account lists or client contact lists, credit cards, keys, and documents, including copies of documents.
     5. Except for claims under the Workers’ Compensation Act and Unemployment Insurance, in consideration for the separation benefits described in the Amended Severance Agreement, you release and forever discharge the Company, its present and former agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parents, subsidiaries, affiliates, attorneys, insurers, successors and assigns, from any and all claims (excluding indemnification obligations and rights under the Company’s director and officer insurance policies), demands, grievances, causes of action or suit of any kind arising out of, or in any way connected with, the dealings between the parties to date, including the employment relationship and its termination. In further consideration for your agreement to the waiver terms of this Agreement, the Company releases and forever discharges you from any and all claims, demands, grievances, causes of action or suit of any kind arising out of, or in any way connected with, the dealings between the parties to date, including the employment relationship and its termination.
     This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state or administrative claims, rule, regulation, or ordinance, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act, as amended (“OWBPA”) (except a claim relating to whether this release or waiver is valid under the ADEA and except for any claims under the ADEA that may arise after the date this agreement is executed by you). By executing this Agreement, you acknowledge and agree that with the payments described in this Agreement, you have received all compensation to which you are entitled from the Company through the Separation Date, plus consideration in excess of that amount.
     6. You acknowledge that with this document you have been advised in writing to consult with an attorney prior to executing this waiver of ADEA claims and that you have been given at least forty-five (45) days from the date of this Agreement in which to consider entering into the waiver of the ADEA claims, if any. If you decide to sign before September 12th, 2007 you acknowledge that you are doing so knowingly and voluntarily. In addition, you acknowledge that you have been informed that you may revoke a signed waiver of the ADEA claims for up to 7 days after executing this Agreement. To be effective, your revocation must be in writing, signed, dated and delivered to Mary Glanville at Anadys Pharmaceuticals, Inc. no later than 7 days from the date on which you sign this Agreement. If the 7th day falls on a weekend or holiday, your revocation must be delivered the next business day. You also acknowledge that you have been provided a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees in the same job classification or organizational unit who were not terminated.

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     7. By executing this Agreement, you and the Company acknowledge that you have read the document and have had the opportunity to receive independent legal advice with respect to executing this Agreement and that you and the Company expressly waive the rights and benefits you or the Company otherwise might have under California Civil Code Section 1542, which provides:
A general release does not extend to claims which the Creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the Debtor.
     8. The Company expressly denies liability of any kind to you, and nothing contained in this Agreement will be construed as an admission of any liability.
     9. You acknowledge and agree that you have a continuing obligation to keep confidential and not to disclose or use information known or learned as a consequence of your employment with the Company, including, but not limited to, information relating to the business operations, procedures, materials, finances, collaborators, data, intellectual property, inventions, research and development status, plans and strategies, suppliers, and marketing or sales strategies, methods, and tactics which are not generally known in the industry. You also agree that you have a continuing obligation under the terms of the Employee Confidentiality Agreement which you signed on March 6, 2000, and that the relevant terms of that agreement will continue in full force and effect.
     10. You agree to keep confidential the terms of this Agreement and agree to refrain from disclosing any information regarding this Agreement to any third party, except under oath in a court of law, and except to retained attorneys and retained tax advisors or to your immediate family (spouse, parents, children).
     11. The validity, interpretation, construction and performance of this Agreement and the rights of the parties under this Agreement shall be interpreted and enforced under California law without reference to principles of conflicts of laws. You and the Company expressly agree that inasmuch as the Company’s headquarters and principal place of business are located in California, it is appropriate that California law govern this Agreement.
     12. You acknowledge that this Agreement is the entire agreement between the parties and supersedes all prior and contemporaneous oral and written agreements and discussions. This Agreement supersedes the Severance Agreement, except as specifically provided by this Agreement. This Agreement may be amended only by an agreement in writing.
Any dispute or claim arising out of this agreement will be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration will be held in San Diego, California and the arbitrator will apply California substantive law in all respects. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final, binding judgment at the conclusion of any proceedings. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. We trust that

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the severance benefits and other consideration set out in this Agreement will assist you in the smooth transition of your employment. We look forward to hearing from you by but no later than 5:00 p.m. on September 12th, 2007. We wish you the best in your future endeavors.
Sincerely yours,
Anadys Pharmaceuticals, Inc.

/s/ Lawrence C. Fritz, Ph.D By: Lawrence C. Fritz, Ph.D.
I understand, acknowledge and agree to the terms and conditions, including the releases and waivers, set forth in this Agreement.
DATED: August 1, 2007

/s/ Devron R. Averett, Ph.D.
Devron R. Averett, Ph.D.

Exhibit A
August 1, 2007
Devron R. Averett, Ph.D.
Chief Scientific Officer
Anadys Pharmaceuticals, Inc.
3115 Merryfield Row
San Diego, CA 92121
Dear Devron:
     As you know, Anadys Pharmaceuticals, Inc. (the “Company”) and you previously entered into a letter agreement dated June 9, 2000 providing for severance benefits payable to you upon certain qualifying terminations of your employment (the “Original Agreement”). The purpose of this letter is to set forth a proposed amendment and restatement of the Original Agreement, the terms of which are set forth below (the “Amended Severance Agreement”).
     Now, therefore by your execution of this Amended Severance Agreement, you and the Company hereby agree that, in exchange for the consideration described in Sections 7(e) and 8(e) to which you otherwise are not entitled, effective as of August 1, 2007 the Original Agreement shall be superseded and replaced in its entirety by the following Amended Severance Agreement:
     1. Except as provided in Section 2 below, if your employment is terminated by the Company other than for Cause (as defined in Section 4 below) or there is a Constructive Termination (as defined in Section 6 below), and you sign the Release and Waiver of Claims in such form of release as the Company may require (the “Release”) on or within the time period set forth therein, but in no event later than forty-five (45) days after your termination date and allow such Release to become effective in accordance with its terms, then you will receive the “Severance and Other Benefits” (as described in Section 7 below):
     2. Notwithstanding in Section 1 above to the contrary, if, within two years following a Change of Control (as defined in Section 5 below) your employment is terminated by the Company other than for Cause or there is a Constructive Termination within such period, and you sign the Release on or within the time period set forth therein, but in no event later than forty-five (45) days after your termination date and allow such Release to become effective in accordance with its terms, then you will receive the “Change of Control Severance and Other Change of Control Benefits” (as described in Section 8 below) in lieu of and not in addition to the Severance and Other Benefits described in Section 7 below.
     3. Nothing contained in this Amended Severance Agreement shall be interpreted to restrict the ability of the Company to terminate your employment at any time and for any reason, with or without just cause. This Amended Severance Agreement replaces and supersedes the Original Agreement and constitutes the entire agreement between you and the Company with respect to your benefits following termination of your employment and is the complete, final and exclusive embodiment of such agreement.

     4. “Cause” shall deem to exist upon any of the following occurrences: (a) when and if you have been guilty of any act or acts of dishonesty constituting a felony; or (b) the failure by you to materially perform your assigned duties with the Company or any successor thereof in the best interests of the Company (except for the failure resulting from your incapacity due to physical or mental illness, or any such actual or anticipated failure resulting from a Constructive Termination and such failure is not corrected within thirty (30) days of receiving notice of such failure from the Company specifying in reasonable detail the nature of such failure).
     5. “Change of Control” means (a) a merger or consolidation to which the Company is a party unless the holders of the Company’s capital stock immediately prior to the transaction own a majority of the votes entitled to be cast for the election of directors immediately following such transaction; or (b) the sale of all or substantially all of the Company’s outstanding shares; or (c) the sale of all or substantially all of the Company’s assets; or (d) the acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company which are entitled to vote generally in the election of directors.
     6. “Constructive Termination” means you voluntarily terminate your employment with the Company (A) after (1) any of the following are undertaken without Cause and without your express written consent; (2) you notify the Company in writing, within thirty (30) days after the occurrence of one of the following events, which notice specifies the condition giving rise to a Constructive Termination and that you intend to terminate your employment no earlier than thirty (30) days after the Company’s receipt of such notice; and (3) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (B) such voluntary termination occurs within ten (10) days following the end of the period within which the Company was entitled to remedy the condition giving rise to a Constructive Termination but failed to do so:
          (a) a material reduction in your annual base compensation;
          (b) a relocation (or demand for relocation) of your place of employment more than thirty (30) miles from your current place of employment; or
          (c) a material diminution of your authority, duties or responsibilities.
     7. “Severance and Other Benefits” shall mean:
          (a) The Company shall pay an amount equal to 0.75 times your annual base salary as in effect immediately prior to the date of termination of your employment with the Company (the “Termination Date”), less all applicable federal, state and local income, social security and other payroll taxes, unless there has been a Constructive Termination pursuant to Section 6(a), in which event the Company shall pay you an amount equal to 0.75 times your annual base salary in effect immediately prior to the event described in Section 6(a) less all applicable federal, state and local income, social security and other payroll taxes, (the “Severance Payment”).

          (b) The Severance Payment shall be paid to you in one (1) lump sum within five (5) days after the effective date of the Release required by Section 1. The Severance Payment is intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.
          (c) If you are eligible and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following a Covered Termination, the Company will pay the your COBRA group health insurance premiums for you and your eligible dependents for a period of nine (9) months following the effective date of the Release required by Section 1 (the “Benefit Continuation Period”); provided, however, that any such payments will cease if you voluntarily enroll in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. You are required to immediately notify the Company in writing of any such enrollment. For purposes of this Section 7(c), references to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan. Additionally, you will be permitted to continue participation in any Company disability and life insurance plans in which you were entitled to participate immediately prior to your Termination Date for the duration of the Benefit Continuation Period, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you were entitled to receive under such plans and programs during your employment. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you.
          (d) The Company will make available to you, upon your request, executive outplacement services provided by a reputable outplacement firm for a period of six (6) months following the effective date of the Release required by Section 1. The Company will assume the cost of all such outplacement services.
          (e) Under the Original Agreement, stock options which were granted to you (other than the December 8, 2006 stock option grant) which you hold as of the termination of your employment shall immediately vest and become exercisable and will remain exercisable for the full term of such options. In consideration for your agreement to this Amended Severance Agreement, as of the effective date of the Release required by Section 1, all of your outstanding stock options which you hold and which are not then vested and exercisable, including the December 8, 2006 grant, shall immediately vest and become exercisable and, together with all other stock options which you hold, will remain exercisable for the full term of such options.
     8. “Change of Control Severance and Other Change of Control Benefits” shall mean:
          (a) The Company shall pay an amount equal to one (1.0) times (A) the higher of (x) your current annual base salary and (y) your annual base salary in effect immediately prior to the Change of Control and (B) the higher of (x) 100% of your target bonus in effect immediately prior to the Change of Control or (y) an average of the three most recent bonuses payable to you, less all applicable federal, state and local income, social security and other payroll taxes, (collectively referred to as “Change of Control Severance Payment”).

          (b) The Change of Control Severance Payment shall be paid to you in one (1) lump sum within five (5) days after the effective date of the Release required by Section 1. The Change of Control Severance Payment is intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.
          (c) If you are eligible and timely elect continued group health plan coverage under COBRA following a Covered Termination, the Company will pay the your COBRA group health insurance premiums for you and your eligible dependents for a period of twelve (12) months following the effective date of the Release required by Section 1 (the “Change in Control Benefit Continuation Period”); provided, however, that any such payments will cease if you voluntarily enroll in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. You are required to immediately notify the Company in writing of any such enrollment. For purposes of this Section 8(c), references to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan. Additionally, you will be permitted to continue participation in any Company disability and life insurance plans in which you were entitled to participate immediately prior to your Termination Date for the duration of the Change in Control Benefit Continuation Period, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you were entitled to receive under such plans and programs during your employment. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you.
          (d) The Company will make available to you, upon your request, executive outplacement services provided by a reputable outplacement firm for a period of six (6) months following the effective date of the Release required by Section 1. The Company will assume the cost of all such outplacement services.
          (e) Under the Original Agreement, stock options which were granted to you (other than the December 8, 2006 stock option grant) which you hold as of the termination of your employment shall immediately vest and become exercisable and will remain exercisable for the full term of such options. In consideration for your agreement to this Amended Severance Agreement, as of the effective date of the Release required by Section 1, all of your outstanding stock options which you hold and which are not then vested and exercisable, including those granted on December 8, 2006, shall immediately vest and become exercisable and, together with all other vested stock options which you hold, will remain exercisable for the full term of such options.
     9. You shall not be required to mitigate the amount of any payment provided for in this Amended Severance Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Amended Severance Agreement be reduced by any compensation earned by you as a result of employment by another employer after the Termination Date, or otherwise. The Company’s obligation to make the payments provided for in this Amended Severance Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which it may have against you or others.

     10. Payments under Section 8 shall be made without regard to whether the deductibility of such payments (or any other payments to or for your benefit) would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments (or any other payments) would subject you to the federal excise tax levied on certain “excess parachute payments” under Internal Revenue Code Section 4999; provided, that if the total of all payments to or for your benefit, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments (“your total after-tax payments”) would be increased by the limitation or elimination of any payment under Section 8, amounts payable under Section 8 shall be reduced to maximize your total after-tax payments. The determination as to whether and to what extent payments under Section 8 are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Company’s Board of Directors may designate (the “Accounting Firm”). In the event the Accounting Firm determines that a reduction is required, the Company shall promptly give you notice to that effect and a copy of the detailed calculation of the Accounting Firm’s determination. You may then elect in your sole discretion which payments under Section 8 are to be reduced and to what extent, provided that the aggregate payments under Section 8 after such reduction have the same present value as specified in the Accounting Firm’s determination. In the event of any underpayment or overpayment under Section 8, as determined by PricewaterhouseCoopers LLP (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to you or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.
     11. Anything in this Amended Severance Agreement to the contrary notwithstanding, if your employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated by you that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Amended Severance Agreement, a Change of Control shall be deemed to have occurred the date immediately prior to the date of such termination and the provisions of Sections 3 and 8 above shall apply in lieu of the provisions in Sections 2 and 7 above.
     12. This Amended Severance Agreement shall be binding upon and inure to the benefit of you, your estate and the Company and any successor or assign of the Company, but neither this Amended Severance Agreement nor any rights arising hereunder may be assigned or pledged by you. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Amended Severance Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.
     13. For the purposes of this Amended Severance Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Amended Severance Agreement (all notices to the Company to be directed to the attention of the President of the Company with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. The failure by you to set forth in any notice of termination of employment any fact or circumstances which contributes to a showing of Constructive Termination shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.
     14. No provisions of this Amended Severance Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Company’s Board of Directors.
     15. If you assert any claim in any contest (whether initiated by you or by the company) as to the validity, enforceability or interpretation of Section 8 of any provision of this Amended Severance Agreement relating to Section 8, the company shall pay your legal expenses (or cause such expenses to be paid) including, without limitation, your reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that you shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if a court of competent jurisdiction shall find that you did not have a good faith and responsible basis to believe that you would prevail as to at least one material issue presented to such court.
     16. The validity or enforceability of any provisions of this Amended Severance Agreement shall not affect the validity or enforceability of any other provision of this Amended Severance Agreement, which shall remain in full force and effect.
     17. The validity, interpretation, construction and performance of this Amended Severance Agreement and the rights of the parties thereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties expressly agree that inasmuch as the Company’s headquarters and principal place of business are located in California, it is appropriate that California law govern this Amended Severance Agreement.
     18. You hereby acknowledge that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Amended Severance Agreement, and have been advised to do so by the Company, and you have read and understands this Amended Severance Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.
     19. This Amended Severance Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Amended Severance Agreement.
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     Please indicate your acceptance of this Amended Severance Agreement by signing in the space provided below and returning to me on or before August 1, 2007.

Very truly yours,
/s/ Lawrence C. Fritz, Ph.D
Lawrence C. Fritz, Ph.D.
President & Chief Executive Officer Anadys Pharmaceuticals, Inc.

I acknowledge and accept the terms of the Amended Severance Agreement set forth above.

Date: August 1, 2007	By:	/s/ Devron R. Averett, Ph.D.
Devron R. Averett, Ph.D